EXHIBIT 99.1

For information contact:
 Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com

BRILLIAN ANNOUNCES TERMINATION OF SUPPLY

AGREEMENT WITH SEARS

TEMPE, ARIZ., September 20, 2004 - Brillian Corporation (NASDAQ: BRLC), a designer and developer of rear-projection, high-definition televisions based on its proprietary Gen II liquid crystal on silicon (LCoSTM) microdisplays, following Brillian’s September 9 announcement of a delay in volume shipments, today announced that Sears Roebuck & Company had notified the Company on September 16 that it had terminated its agreement to purchase 65-inch 720p HDTVs.

“It is unfortunate to have lost Sears as a customer just a few weeks before we re-commence volume production of our HDTVs,” said Vincent F. Sollitto, Jr., President and CEO of Brillian. “However, we are still on track with our manufacturing plans. Due to the delay in our manufacturing ramp, we were forced to reduce allocations to our audio video distribution channel through which we have been conducting our pilot marketing program. We are now able to allocate a substantial portion of our fourth quarter production to this customer base. In addition, we will accelerate discussions with additional national channel opportunities.”

About Brillian Corporation

Brillian Corporation designs and develops rear-projection HDTVs targeted at retailers and end user customers looking for breakthrough performance and image quality that sets a benchmark in HDTV price/performance. The company is the first and only provider of LCoSTM Gen II technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoSTM microdisplay products and subsystems that original equipment manufacturers (OEMs) integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoSTM Gen I and LCoSTM Gen II microdisplay technologies address the market demand for a high-performance display solution with high image

Corporate Headquarters 1600 N. Desert Drive, Tempe, AZ 85281 Tel 602.389.8888 Fax 602.389.8801 www.brilliancorp.com fidelity, high-resolution scalability, and high contrast ratios. The company’s website is www.brilliancorp.com.

Brillian is a registered trademark and LCoS is a trademark of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding the timing of re-commencement of volume production. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) the ability of our suppliers to provide needed components, (b) changes in markets for the company’s products; (c) changes in the market for customer’s products; (d) the failure of Brillian products to deliver commercially acceptable performance; (e) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (f) other risks as detailed in Brillian’s Annual Report on Form 10-K.

Corporate Headquarters 1600 N. Desert Drive, Tempe, AZ 85281 Tel 602.389.8888 Fax 602.389.8801 www.brilliancorp.com